Exhibit 99
Interstate General Company L.P., A Limited Partnership Executive Offices: 105 West Washington Street, P.O. Box 1280, Middleburg, Virginia 20118 (540) 687-3177 FAX (540) 687-3179

NEWS RELEASE

IGC RECEIVES NOTICE OF NON-COMPLIANCE FROM PACIFIC STOCK EXCHANGE

FOR IMMEDIATE RELEASE January 4, 2005	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC" or "the Company") (IGC; PCXE) reported today that it had received notice from the Pacific Stock Exchange ("PCXE") that IGC is not in compliance with the requirements for continued listing of the Company's Class A Units (the "Units") on the PCXE. The determination by the PCXE was based upon the Company's disclosure in its December 15 and December 22, 2004 news releases of having losses from continuing operations and/or net losses in each of its five most recent fiscal years (which violates PCXE Rule 5.5 (1)(3)). Trading in the Company's Units was suspended by the PCXE effective before the opening of business on December 29, 2004.

The PCXE will conduct a formal review of the Company's listing status on January 20, 2005 in order to determine whether continued listing is appropriate. The PCXE has requested that the Company submit in writing any relevant information for its consideration at such hearing. As noted in the Company's previous press releases relating to its delisting by the American Stock Exchange ("AMEX"), IGC does not have available resources to bring the Company into compliance with the PCXE's listing qualification. Accordingly, the Company expects the PCXE will decide to delist its Units at the close of business on January 20, 2005. IGC does not intend to appeal the expected decision to delist the Company's Units.

IGC expects that the PCXE will submit an application to the Securities and Exchange Commission to strike the Company's Units from listing and registration on the PCXE within five business days after January 20, 2005.

As stated in the Company's press release dated December 14, 2004, when it announced that it had received notice from the AMEX of non-compliance with its listing requirements, the Company's management and board of directors are considering steps to be taken to protect the Unit holders' equity in the Company following the delisting of its Units.

This news release contains forward-looking information and statements. Investors are cautioned that such statements involve known and unknown results, risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, whether expressed or implied, in the forward-looking statement. Forward-looking statements are related to anticipated events. Numerous factors could cause results to differ, including but not limited to changes in market demand, interest rates, impact of competitive facilities and pricing, dependence on third party suppliers, changes in government regulations, and the cyclical nature of real estate and the uncertainties of the Company's development project. Although the Company believes that its plan, intentions or expectations reflected in such forward-looking statements are reasonable, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-QSB on file with the Securities and Exchange Commission for the quarter ended September 30, 2004.